FOR IMMEDIATE RELEASE
---------------------

-----------------------------------------------
Contacts:

Alfred E. BrennaN, Chief Executive Officer
Arthur L. Herbst, Jr., President
Christine R. Boehning, Chief Financial Officer

(314)-344-0010, Ext. 3133
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                                                        [YOUNG INNOVATIONS
                                                        INC. LOGO]



         YOUNG INNOVATIONS, INC. ANNOUNCES RECORD RESULTS FOR THE FOURTH
                     QUARTER AND DECLARES QUARTERLY DIVIDEND


ST. LOUIS, MO., FEBRUARY 3, 2005 - Young Innovations, Inc. (NASDAQ - YDNT) today announced record sales, net income and diluted earnings per share for the quarter ended December 31, 2004.

Sales from continuing operations for the fourth quarter of 2004 were $22.1 million, increasing $2.3 million or 11.7% over the $19.8 million recorded in the fourth quarter of 2003. This increase resulted from incremental sales from acquired businesses, solid end-user demand, the implementation of successful sales and marketing strategies and new product introductions. Net income from continuing operations increased 9.5% to $4.1 million, compared with $3.8 million in the fourth quarter of 2003. Diluted earnings per share from continuing operations increased 12.8% in the fourth quarter of 2004 to $0.44 from $0.39 in the prior year quarter. Net income grew 28.6% from $3.7 million in the fourth quarter of 2003 to $4.8 million in 2004. Diluted earnings per share grew 30.8% from $0.39 for the fourth quarter of 2003 to $0.51 for the fourth quarter of 2004.

Sales from continuing operations for the year ended December 31, 2004 were $79.2 million, up 9.1% from $72.6 million in the prior year. The increase was the result of incremental sales from acquired businesses and growth in end-user demand for our products, offset by a reduction in second quarter sales as a result of our restructuring certain sales incentive programs to dealers. Net income from continuing operations for fiscal year 2004 was $13.1 million, down 1.1% from $13.3 million in 2003. Diluted earnings per share from continuing operations were $1.40 for the twelve months ended December 31, 2004, a decrease of 0.7% from $1.41 in 2003. Net income grew 5.6% from $13.2 million in 2003 to $13.9 million in 2004. Diluted earnings per share grew 5.7% from $1.40 in 2003 to $1.48 for 2004.

In the fourth quarter of 2004, we completed the sale of the retail segment of our Plak Smacker subsidiary, recognizing a $0.7 million gain on disposal, net of transaction costs and taxes. The operating results for current and prior periods have been moved to discontinued operations. The sales from discontinued operations for the quarters ended December 31, 2004 and 2003 were $0.7 million and $1.0 million, respectively. Net income from discontinued operations, inclusive of the gain on disposal, was $0.7 million for the fourth quarter ended December 31, 2004, whereas the net loss from discontinued operations for the fourth quarter ended December 31, 2003 was $13,000. The sales from discontinued operations for the years ended December 31, 2004 and 2003 were $3.1 million and $3.6 million, respectively. Net income from discontinued operations, inclusive of the gain on disposal, for fiscal year 2004 was $0.8 million, and the net loss from discontinued operations for fiscal year 2003 was $85,000.

Commenting on the quarter and the year, Alfred E. Brennan, Chief Executive Officer, said, "I am pleased with our strong results for the quarter and the year. During the quarter we took a number of steps to strengthen our core business. We substantially completed the consolidation of our preventive products line from Louisville, Colorado into Earth City, Missouri. In addition, we divested our retail operations allowing us to better focus on our professional products business going forward. We believe we have many opportunities to further strengthen and improve our business in 2005. While we expect some continued volatility in our results, we expect 2005 earnings per share to be in the $1.60 to $1.62 range."

On February 2, 2005, the Board of Directors declared a quarterly dividend of $0.04 per share, payable March 15, 2005 to shareholders of record on February 15, 2004.

A conference call has been scheduled for Friday, February 4 at 11:00 A.M. Central Time and can be accessed through InterCall at http://audioevent.mshow.com/210479 or on the Company's website, www.ydnt.com.

Young Innovations develops, manufactures and markets supplies and equipment used by dentists, dental hygienists, dental assistants and consumers. The Company's product offering includes disposable and metal prophy angles, prophy cups and brushes, panoramic X-ray machines, moisture control products, infection control products, dental handpieces (drills) and related components, endodontic systems, orthodontic toothbrushes, flavored examination gloves, children's toothbrushes, and children's toothpastes. The Company believes it is the leading manufacturer and distributor of prophy angles and cups (used in teeth cleaning and polishing procedures) in the United States. The Company also believes it is the leading provider of panoramic X-ray equipment and dental surface disinfectants in the United States.

Investors are cautioned that this press release as well as other reports and oral statements by Company officials may contain certain forward-looking statements as defined in the Private Securities Litigation and Reform Act of 1995. Forward-looking statements include statements which are predictive in nature, which depend upon or refer to future events or conditions and which include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," or similar expressions. These statements are not guaranties of future performance and the Company makes no commitment to update or disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that may bear upon forward-looking statements. Because such statements involve risks and uncertainties, actual actions and strategies and the timing and expected results thereof may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, those disclosed in the Company's Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.



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
                                                 Young Innovations, Inc.
                                       Condensed Consolidated Statements of Income
                                     (In Thousands, Except Earnings Per Share Data)
                                                       (Unaudited)

                                                              Three Months Ended                     Year Ended
                                                                  December 31,                      December 31,
                                                               2004       2003       Change      2004         2003        Change
                                                            -------------------------------    ---------------------------------

Net Sales                                                   $ 22,078    $ 19,771      11.7%    $ 79,201     $ 72,562       9.1%
Cost of Goods Sold                                             9,971       8,906      12.0%      35,851       32,129      11.6%
                                                            --------------------               ---------------------
Gross Profit                                                  12,107      10,865      11.4%      43,350       40,433       7.2%
% of Net Sales                                                  54.8%       55.0%                  54.7%        55.7%

Selling, General and Administrative Expense                    5,495       4,826      13.9%      22,219       19,025      16.8%
% of Net Sales                                                  24.9%       24.4%                  28.1%        26.2%

Income from Continuing Operations                              6,612       6,039       9.5%      21,131       21,408      (1.3%)
% of Net Sales                                                  29.9%       30.5%                  26.7%        29.5%

Other Income / (Expense)                                          48          42                    144          109

Income Before Taxes                                            6,660       6,081       9.5%      21,275       21,517      (1.1%)

Provision for Income Taxes                                     2,547       2,326                  8,138        8,231

Net Income from Continuing Operations                          4,113       3,755       9.5%      13,137       13,286      (1.1%)
Net Income (Loss) from Discontinued Operations                   698         (13)                   797          (85)
Net Income                                                  $  4,811    $  3,742      28.6%    $ 13,934     $ 13,201       5.6%
% of Net Sales                                                  21.8%       18.9%                  17.6%        18.2%


Basic Earnings Per Share                                    $   0.53    $   0.41      29.3%    $   1.54     $   1.46       5.5%
  Basic Earnings Per Share from Continuing Operations       $   0.45    $   0.41       9.8%    $   1.45     $   1.47      (1.4%)
  Basic Earnings Per Share from Discontinued Operations     $   0.08    $   0.00               $   0.09     $  (0.01)
Basic Weighted Average Shares Outstanding                      9,050       9,086                  9,040        9,017


Earnings Per Share (Diluted)                                $   0.51    $   0.39      30.8%    $   1.48     $   1.40       5.7%
  Diluted Earnings Per Share from Continuing Operations     $   0.44    $   0.39      12.8%    $   1.40     $   1.41      (0.7%)
  Diluted Earnings Per Share from Discontinued Operations   $   0.07    $   0.00               $   0.08     $  (0.01)
Diluted Weighted Average Shares Outstanding                    9,400       9,513                  9,409        9,431


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

                            Young Innovations, Inc.
                           Consolidated Balance Sheet
                           December 31, 2004 and 2003
                                 (In Thousands)


                                                   (Unaudited)
                                                   December 31  December 31
Assets                                                2004         2003
                                                   ------------ ------------
Current assets
     Cash                                          $   2,552    $     938
     Accounts receivable, net                          9,976       11,212
     Inventories                                      10,942        9,017
     Other current assets                              3,104        3,403
                                                   ------------ ------------
Total current assets                                  26,574       24,570
                                                   ------------ ------------

Property, plant and equipment, net                    22,137       19,240
Other assets                                           2,396          847
Intangible assets                                      5,855        5,824
Goodwill                                              52,867       51,003
                                                   ------------ ------------

Total assets                                       $ 109,829    $ 101,484
                                                   ============ ============

Liabilities and Equity
Current liabilities
     Accounts payable and accrued liabilities      $   7,639    $   9,042
     Net liabilities for discontinued operations          43         --
     Current maturities of long-term debt               --          2,852
                                                   ------------ ------------
Total current liabilities                              7,682       11,894
                                                   ------------ ------------

Deferred income taxes                                  7,010        6,627

Stockholders' equity
     Common stock                                         90           90
     Deferred stock compensation                        (598)        (935)
     Additional paid-in capital                       29,033       28,367
     Retained earnings                                83,884       71,426
     Common stock in treasury, at cost               (17,272)     (15,985)
                                                   ------------ ------------
Total stockholders' equity                            95,137       82,963

Total liabilities and stockholders' equity         $ 109,829    $ 101,484
                                                   ============ ============




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